Exhibit 10.1

Energy Transfer Equity, L.P.

April 29, 2012

Energy Transfer Partners, L.P.

3738 Oak Lawn Ave.

Dallas, Texas 75219

Re: Merger Agreement and Partnership Agreement Amendment

Dear Sirs:

Reference is made to the Agreement and Plan of Merger, dated as of April 29, 2012 (the “Merger Agreement”), by and among Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Partners GP, L.P., Sunoco, Inc. (“SUN”), SAM Acquisition Corporation and, solely for purposes of Section 5.2(b)(iv)(E) and Article VIII, Energy Transfer Equity, L.P. (“ETE”), including the Form of Partnership Agreement Amendment attached as Annex C thereto (the “Partnership Agreement Amendment”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In certain circumstances more fully described in Section 7.3 of the Merger Agreement, and subject to the terms and conditions set forth in the Merger Agreement, SUN shall be obligated to pay to ETP (i) the ETP Expenses (which, as defined in the Merger Agreement, include certain fees and expenses incurred by ETE) and (ii) the Breakup Fee (which amount, in circumstances where SUN has already paid to ETP the ETP Expenses, is subject to adjustment for the amount of such previously paid ETP Expenses).

Notwithstanding the terms and conditions of the Merger Agreement and the Partnership Agreement Amendment, the undersigned hereby agree as follows:

1. Reimbursement of ETE Expenses by ETP. Upon any payment to ETP by SUN of any ETP Expenses (the amount actually paid, the “Expense Reimbursement Amount”), ETP shall promptly pay to ETE, by wire transfer of same day federal funds to the account specified by ETE, the ETE Expenses; provided, however, that if the aggregate amount of the ETP Expenses excluding any such ETP Expenses incurred by ETE (the “ETP Only Expenses”) and the ETE Expenses exceed the Expense Reimbursement Amount, then ETP shall pay to ETE an amount equal to (a) the Expense Reimbursement Amount, multiplied by (b) a fraction, (i) the numerator of which is the ETE Expenses and (ii) the denominator of which is the sum of the ETE Expenses and the ETP Only Expenses. As used in this letter agreement, “ETE Expenses” means the documented out-of-pocket expenses incurred and paid by or on behalf of ETE and LE GP, LLC (“ETE GP”) in connection with the Merger and the other transactions contemplated by the Merger Agreement and the Partnership Agreement Amendment, including any documented underwriting, extension, ticking, structuring, fronting, duration, upfront fees or similar fees required to be paid in connection with arranging financing for or consents necessary to consummate the transactions contemplated by the Merger Agreement and the Partnership Agreement Amendment and any out-of-pocket legal and investment banking fees and expenses.

2. Allocation of Breakup Fee; Payment of ETE Breakup Fee Portion. Upon any payment to ETP by SUN of any Breakup Fee (the amount actually paid, the “Breakup Fee Amount”), the Breakup Fee amount shall be allocated among ETP and ETE as follows:

(a) First, the Breakup Fee Amount shall be allocated among ETP and ETE, pro rata in accordance with the relative amounts of ETP Only Expenses and ETE Expenses, to reimburse any ETP Only Expenses and ETE Expenses that had not previously been reimbursed by SUN pursuant to Section 7.3 of the Merger Agreement or Section 1 of this letter agreement; and

(b) Second, any remaining Breakup Fee Amount shall be allocated to ETP.

The amount of the Breakup Fee Amount to which ETE is entitled pursuant to this Section 2 is defined as the “ETE Breakup Fee Portion.” Following any payment to ETP by SUN of any Breakup Fee, ETP shall promptly pay to ETE, by wire transfer of same day federal funds to the account specified by ETE, the ETE Breakup Fee Portion.

3. Acknowledgment of IDR Waiver. ETE acknowledges and agrees that it has approved Section 6.4(c) of the Partnership Agreement Amendment in its capacity as the sole member of Parent GP, and that it will (assuming any other authorizations required under the organizational documents of Parent GP with respect to any provisions of the Partnership Agreement Amendment other than Section 6.4(c) have been obtained) cause Parent GP to execute and deliver the Partnership Agreement Amendment on behalf of Parent immediately prior to the consummation of the Merger.

4. Choice of Law; Jurisdiction; Venue. This letter agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

If the foregoing correctly reflects the understanding and agreement among us, please execute a copy of this letter in the space provided below and return it to the undersigned.

[Signature page follows.]

Very truly yours, ENERGY TRANSFER EQUITY, L.P. By: LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

ACCEPTED AND AGREED:

ENERGY TRANSFER PARTNERS, L.P. By: Energy Transfer Partners GP, L.P., its general partner By: Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Vice President, General Counsel and Secretary

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